Exhibit 99.1
For Immediate Release
GEORGIA-CAROLINA BANCSHARES, INC.
ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS
     February 1, 2007; Augusta, Georgia — Georgia-Carolina Bancshares, Inc. (OTCBB:GECR) (the “Company”) today announced the Company’s financial results for the fourth quarter and year ended December 31, 2006.
     According to Patrick G. Blanchard, President & CEO, the Company posted consolidated net income of $946,000, or $0.27 per diluted share, in the fourth quarter of 2006, as compared to $1,049,000, or $0.30 per diluted share, reported in the fourth quarter of 2005. The decrease in fourth quarter consolidated net income comes after the opening of the new corporate headquarters and Main Office of First Bank of Georgia in September of 2005.
     “2006 became a significant year for the Company and our subsidiary, First Bank of Georgia,” stated Blanchard. “While the opening of the corporate headquarters and new Main Office created additional operating expenses which were expected to have a negative impact on profitability, this new office is needed to maintain the strong growth that we have enjoyed over the past 7 years,” Blanchard continued.
     The total consolidated assets of the Company grew to $417,471,000 as of December 31, 2006 from $349,481,000 as of December 31, 2005, a 19.5% increase.
     Consolidated net income for the year ended December 31, 2006 was $2,897,000 compared to consolidated net income of $3,455,000 for the year ended December 31, 2005.
     “We anticipate that the new corporate headquarters and new Main Office will continue contributing to the growth of the Company in 2007 and will begin contributing to the profitability of the Company and the Bank beginning in 2007,” Blanchard continued.
     Non-interest bearing demand deposits grew during 2006 to a new level of $39,848,000 from a total of $36,986,000 as of December 31, 2005, a 7.7% increase.
     Although the net interest income of the Company grew by a total of $910,000 during 2006, the gain on sale of mortgage loans for resale declined by $989,000.
     Book value per share of the common stock of the Company increased by 11.5% or $.98 per share to $9.51 as of December 31, 2006.

PRESS RELEASE
February 1, 2007
Page Two
     Fourth quarter return on average assets for 2006 was .94% compared to 1.16% from the previous year. Fourth quarter return on average equity for 2006 was 12.01% compared to 14.88% for 2005.
     “During 2006 First Bank introduced a new Overdraft Privilege Program and a new Remote Deposit Program to bank customers and to the metro Augusta market which partially contributed to the bank’s healthy increase in deposits during 2006,” stated Remer Y. Brinson III, President & CEO of First Bank.
     Total bank loans, net of allowance for loan losses, grew by $31,942,000 during 2006, while total bank deposits grew by $36,902,000.
     “We are pleased with our healthy growth in both loans and deposits during 2006,” stated Brinson.
     Georgia-Carolina Bancshares’ common stock is quoted on the Over-The-Counter Bulletin Board under the symbol of GECR. Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock for the Company.
     The closing price of the stock on the Over-The-Counter Bulletin Board was $13.80 as of January 25, 2007.
     Georgia-Carolina Bancshares, Inc. is a bank holding company with approximately $417 million in assets as of December 31, 2006. The Company owns First Bank of Georgia which conducts bank operations through offices in Augusta, Columbia County and Thomson, Georgia.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
     Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
     For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 731-6600.